Exhibit 21

Merge Healthcare Incorporated
Subsidiaries as of March 10, 2011

Subsidiary	Organized Under the Laws of

Cedara Software Corp.	Ontario, Canada
Cedara Software (Shanghai) Co. Ltd.	China
Confirma Europe GmbH	Germany
Confirma Europe LLC	Washington
etrials Worldwide Limited	United Kingdom
Merge Asset Management Corp.	Delaware
Merge Cedara ExchangeCo Limited	Ontario, Canada
Merge eClinical Inc.	Delaware
Merge Healthcare Solutions Inc.	Delaware
Merge Technologies Holdings Co.	Nova Scotia, Canada
Requisite Software Inc.	Delaware
Stryker Imaging Corporation	Delaware